Exhibit (d)(12)(xii)

AMENDMENT NO. 4

TO THE AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to the Amended and Restated Investment Advisory Agreement (“Amendment No. 4”), dated as of June 16, 2005, between AXA Equitable Life Insurance Company, a New York corporation (“Equitable”) and Alliance Capital Management L.P., a Delaware limited partnership (“Adviser”).

Equitable and the Adviser agree to modify and amend the Amended and Restated Investment Advisory Agreement dated as of December 5, 2001, Amendment No. 1, dated as of November 22, 2002, Amendment No. 2, dated as of August 18, 2003, and Amendment No. 3, dated as of December 12, 2003 (together the “Agreement”) between Equitable and Adviser as follows:

1.	Equitable hereby terminates its appointment of the Adviser as the investment adviser for the EQ/Money Market Portfolio.

2.	Portfolios. Equitable reaffirms its appointment of the Adviser as the investment adviser for the EQ/Alliance Common Stock Portfolio, EQ/Equity 500 Index Portfolio, EQ/Alliance Growth and Income Portfolio, EQ/Alliance Intermediate Government Securities Portfolio, EQ/Alliance International Portfolio, EQ/Alliance Quality Bond Portfolio, EQ/Alliance Large Cap Growth Portfolio, EQ/Alliance Small Cap Growth Portfolio and EQ/Bernstein Diversified Value Portfolio.

3.	Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser, is hereby replaced in its entirety by Appendix A attached hereto.

4.	Appendix B. Appendix B to the Agreement, setting forth the Portfolios of the Trust and the fees payable to the Adviser with respect to each Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		ALLIANCE CAPITAL MANAGEMENT L.P.
		By:	Alliance Capital Management Corporation, its general partner

By:	/s/ Steven M. Joenk	By:	/s/ Louis T. Mangan
	Name: Steven M. Joenk Title: Senior Vice President		Name: Louis T. Mangan Title: Assistant Secretary

APPENDIX A

AMENDMENT NO. 4 TO THE AMENDED

AND RESTATED INVESTMENT ADVISORY AGREEMENT

EQ/Alliance Common Stock Portfolio

EQ/Equity 500 Index Portfolio

EQ/Alliance Growth and Income Portfolio

EQ/Alliance Intermediate Government Securities Portfolio

EQ/Alliance International Portfolio

EQ/Alliance Quality Bond Portfolio

EQ/Alliance Large Cap Growth Portfolio

EQ/Alliance Small Cap Growth Portfolio

EQ/Bernstein Diversified Value Portfolio

APPENDIX B

AMENDMENT NO. 4 TO THE AMENDED

AND RESTATED INVESTMENT ADVISORY AGREEMENT

FEE SCHEDULE

Related Portfolios	Annual Advisory Fee Rate***

Special Equity Portfolios, which shall include the following Portfolios, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “Special Equity Portfolios”):

EQ/Alliance International

EQ/Alliance Large Cap Growth

EQ/Alliance Small Cap Growth

AXA Premier Small/Mid Cap Growth *

AXA Premier VIP Small/Mid Cap Growth *

AXA Premier International *

AXA Premier VIP International *

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity and High Yield Portfolios, which shall include the following Portfolios, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “General Equity/High Yield Portfolios”)

EQ/Alliance Common Stock

EQ/Bernstein Diversified Value

AXA Premier Large Cap Growth *

AXA Premier VIP Large Cap Growth *

AXA Premier Large Cap Core Equity *

AXA Premier VIP Large Cap Core Equity *

AXA Premier VIP High Yield *

0.50% of the General Equity/High Yield Portfolios’ average daily net assets up to and including $1 billion; 0.40% of the General Equity/High Yield Portfolios’ average daily net assets over $1 billion up to and including $2 billion; 0.30% of the General Equity/High Yield Portfolios’ average daily net assets over $2 billion up to and including $3 billion; and 0.20% of the General Equity/High Yield Portfolios’ average daily net assets over $3 billion

Fixed Income Portfolios, which shall include the following Portfolios, Allocated Portions or Other Allocated Portions** of a Portfolio (collectively referred to as “Fixed Income Portfolios”)

EQ/Alliance Intermediate Government Securities

EQ/Alliance Quality Bond

0.30% of the Fixed Income Portfolios’ average daily net assets up to and including $500 million; 0.25% of the Fixed Income Portfolios’ average daily net assets over $500 million up to and including $1 billion; 0.20% of the Fixed Income Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.15% of the Fixed Income Portfolios’ average daily net assets over $1.5 billion up to and including $3 billion; and 0.12% of the Fixed Income Portfolios’ average daily net assets over $3 billion

Related Portfolios	Annual Advisory Fee Rate***
EQ/Equity 500 Index	0.05% of the EQ/Equity 500 Index Portfolio’s average daily net assets up to and including $1 billion; and 0.03% of the EQ/Equity 500 Index Portfolio’s average daily net assets over $1 billion

Large Cap Portfolios, which shall include the following Portfolios, Allocated Portions or Other Allocated Portions ** of a Portfolio (collectively referred to as “Large Cap Portfolios”)

EQ/Alliance Growth and Income

AXA Premier Large Cap Value *

AXA Premier VIP Large Cap Value *

0.30% of each of the Large Cap Portfolios’ average daily net assets

AXA Premier VIP Aggressive Equity *	0.36% of the Portfolio’s average daily net assets

*	This Portfolio has been designated a “multi-adviser portfolio” and Alliance receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Special Equity Portfolios,” “General Equity and High Yield Portfolios,” “Fixed Income Portfolios” or “Large Cap Portfolios”

***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day